Exhibit 99.1

MCI RECEIVES INCREASED OFFER FROM VERIZON
AND MCI BOARD CONCLUDES IT IS SUPERIOR

ASHBURN Va., May 2, 2005 -- MCI, Inc. (NASDAQ: MClP) today announced that its Board of Directors has unanimously determined that a revised offer from Verizon Communications Inc. is superior to the offer received from Qwest Communications International Inc. on April 21.

Verizon’s revised offer provides at least $26.00 per MCI share comprised of $5.60 in cash which would be paid upon approval of the transaction by MCI’s shareholders, plus the greater of 0.5743 Verizon shares for every share of MCI Common Stock or Verizon shares or cash valued at $20.40. While MCI shareholders benefit from a “floor” of $20.40, they also benefit from the upside potential of an increase in Verizon’s stock price.

In making its determination and in assessing the latest offers from Verizon and Qwest, MCI’s Board carefully weighed the expected range of potential values for MCI’s shareholders under each offer as well as the risks to achieving those values.

In comparing the financial terms of Verizon’s revised offer to Qwest’s offer, MCI’s Board considered the following factors, among others: the changing competitive nature of the telecommunications industry and the expected competitive position of a combined Verizon/MCI versus a combined Qwest/MCI; the increasing need for scale and comprehensive wireless capabilities; reduction of access costs; the level and achievability of synergies; the size of Qwest’s contingent liabilities and the risks associated with those liabilities; the range of possible values for tax savings that could result from Qwest’s net operating losses; relative strengths of Verizon’s and Qwest’s capital structures; the ongoing ability to sustain network service quality both prior to consummation and in connection with achieving promised synergies; the capacity and commitment to and invest in new capabilities; and ensuring ongoing customer confidence among MCI’s large enterprise and government customers.

In addition, MCI’s Board noted that a large number of MCI’s most important business customers had indicated that they prefer a transaction between MCI and Verizon rather than a transaction between MCI and Qwest. Additionally, as their contracts come up for renewal, a number of customers have also requested rights to terminate their arrangements with MCI in the event of a Qwest transaction. These customer concerns, in the Board's view, pose risks in connection with a Qwest transaction that could negatively impact the value of the equity stake in a combined Qwest/MCI to be received by MCI’s shareholders under Qwest’s offer.

“From the standpoint of risk versus reward, Verizon’s revised offer presents MCI with a stronger, superior choice,” said Nicholas deB. Katzenbach, MCI Board Chairman. “Shareholders receive enhanced value with greater assurance that the transaction will create additional shareholder value.”

Latest Qwest Proposal
On April 21, 2005, Qwest presented MCI with a revised offer comprised of $16.00 in cash (excluding MCI's March 15 dividend payment of $0.40 per share) and 3.373 Qwest shares (subject to adjustment under a collar which fixes the value of the Qwest shares at $14.00 provided Qwest's share price is between $3.32 and $4.15) per MCI share.

Prior MCI/Verizon Merger Agreement
On March 29, 2005, MCI and Verizon amended their merger agreement. Under that agreement, each MCI share would receive cash and stock worth at least $23.10, comprising $8.35 in cash (excluding MCI's March 15 dividend payment of $0.40 per share) as well as the greater of 0.4062 Verizon shares for every share of MCI Common Stock or Verizon shares or cash valued at $14.75.

About MCI
MCI, Inc. (NASDAQ: MCIP) is a leading global communications provider, delivering innovative, cost-effective, advanced communications connectivity to businesses, governments and consumers. With the industry's most expansive global IP backbone, based on the number of company-owned points of presence, and wholly-owned data networks, MCI develops the converged communications products and services that are the foundation for commerce and communications in today's market. For more information, go to www.mci.com.

This document contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: a significant change in the timing of, or the imposition of any government conditions to, the closing of the previously announced proposed transaction between MCI and Verizon; actual and contingent liabilities; and the extent and timing of our ability to obtain revenue enhancements and cost savings following the previously announced proposed transaction between MCI and Verizon. Additional factors that may affect the future results of MCI and Verizon are set forth in their respective filings with the Securities and Exchange Commission, which are available at investor.verizon.com/SEC/ and www.mci.com/about/investor_relations/sec/.

In connection with the previously announced proposed transaction between MCI and Verizon, Verizon filed, with the Securities and Exchange Commission (“SEC”) on April 12, 2005, a proxy statement and prospectus on Form S-4 that contain important information about the previously announced proposed transaction between MCI and Verizon. These materials are not yet final and will be amended. Investors are urged to read the proxy statement and prospectus filed, and any other relevant materials filed by MCI or Verizon because they contain, or will contain, important information about

MCI, Verizon and the previously announced proposed transaction between MCI and Verizon. The preliminary materials filed on April 12, 2005, the definitive versions of these materials and other relevant materials (when they become available) and any other documents filed by MCI or Verizon with the SEC, may be obtained for free at the SEC’s website at www.sec.gov. Investors may also obtain free copies of these documents at www.mci.com/about/investor_relations, or by request to MCI, Inc., Investor Relations, 22001 Loudoun County Parkway, Ashburn, VA 20147. Free copies of Verizon’s filings are available at www.verizon.com/investor, or by request to Verizon Communications Inc., Investor Relations, 1095 Avenue of the Americas, 36th Floor, New York, NY 10036. Investors are urged to read the proxy statement and prospectus, the terms and conditions of the merger agreement filed by MCI on Form 8-K on February 17, 2005, the amendments thereto filed by MCI on Forms 8-K on March 4, 2005, on March 29, 2005 and on May 2, 2005, and the other relevant materials, when such other materials become available, before making any voting or investment decision with respect to the previously announced proposed transaction between MCI and Verizon.

MCI, Verizon, and their respective directors, executive officers, and other employees may be deemed to be participants in the solicitation of proxies from MCI shareowners with respect to the previously announced proposed transaction between MCI and Verizon. Information about MCI’s directors and executive officers is available in MCI’s proxy statement for its 2005 annual meeting of shareholders, dated April 20, 2005. Information about Verizon’s directors and executive officers is available in Verizon’s proxy statement for its 2005 annual meeting of shareholders, dated March 21, 2005. Additional information about the interests of potential participants will be included in the registration statement and proxy statement and other materials filed with the SEC.

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